Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑168018 and 333‑132854 on Form S‑8 of our reports dated March 3, 2014 relating to the financial statements of Western Refining, Inc. and subsidiaries and the effectiveness of Western Refining, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10‑K of Western Refining, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Phoenix, AZ
March 3, 2014